FOR IMMEDIATE RELEASE		EXHIBIT 99.1

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino Vice President & CFO (724) 387-5235	Joe Calabrese General Contact (212) 827-3772	Julie Tu Analyst Information (212) 827-3776

RESPIRONICS ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     MURRYSVILLE, PA, April 21, 2005—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced that its Board of Directors has approved a two-for-one stock split of the Company’s common stock.

     Payable in the form of a 100 percent stock dividend, all shareholders of record at the close of business on May 9, 2005 will receive one additional share of common stock for each share owned on the record date. The additional shares will be distributed to shareholders on or about June 1, 2005.

     Commenting on the stock split, John Miclot, President and Chief Executive Officer stated, “We remain confident in the growth dynamics our markets hold and in our strategy to be the leader at providing valued solutions to the sleep and respiratory markets. Our Board’s decision to authorize this stock dividend reflects this ongoing confidence in our business and our commitment to make our shares accessible to a broad spectrum of investors.”

     As of March 31, 2005, Respironics had issued and outstanding approximately 35.8 million shares of common stock. Upon completion of the stock split, the Company’s issued and outstanding common stock will increase to approximately 71.6 million shares.

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Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in over 125 countries and employs more than 3,500 associates worldwide. Further information can be found on the Company’s Web site: http://www.respironics.com.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.